UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 7, 2006

KMG America Corporation

(Exact Name of Registrant as Specified in Charter)

Virginia	1-32377	20-1377270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-4800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Stock Option Awards

The Compensation Committee of the Board of Directors of KMG America Corporation (the “Company”), at its August 2, 2006 meeting, recommended an award to each of the Company’s non-employee directors of options to purchase 6,000 shares of the Company’s common stock pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”) and non-qualified stock option agreements to be entered into between the Company and each non-employee director. The recommended award was approved at a meeting of the Company’s Board of Directors held on August 2, 2006.

The grant date of the award will be the fifth business day prior to the last calendar day of the third quarter of 2006 (September 25, 2006). The options will have an exercise price equal to the closing price of the Company’s common stock on the grant date. The options will vest with respect to one-fourth of the underlying shares on the first, second, third and fourth anniversaries of the grant date and the expiration date of the options is 10 years from the grant date. The Plan and the stock option agreements provide for accelerated vesting upon the director’s removal from the Board other than for cause, resignation from the Board for good reason, death, disability, and following a change of control of the Company, any resignation without good reason. A director will forfeit all non-vested options if he is removed for cause or resigns other than for good reason. Vested options will not be exercisable any later than 90 days after the termination of the director’s service as a director for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG AMERICA CORPORATION
(Registrant)

Date: August 7, 2006	By:	/s/ James E. Nelson
James E. Nelson
Senior Vice President, General Counsel & Secretary